Exhibit 4.8




                         MASTER NOTE PURCHASE AGREEMENT



                           Dated as of January 1, 1997

                                     Between

                       STATE OF WISCONSIN INVESTMENT BOARD

                                       AND

               BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION

                                       AND

                      BANDO McGLOCKLIN CAPITAL CORPORATION

                         MASTER NOTE PURCHASE AGREEMENT


        This Master Note Purchase Agreement is dated as of January 1, 1997, between BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION, a Wisconsin corporation (the "Company"), whose address is W239 N 1700 Busse Road & Highway J, Pewaukee, Wisconsin 53072-0190, and BANDO McGLOCKLIN CAPITAL CORPORATION, a Wisconsin corporation (the "Parent"), whose address is W239 N1700 Busse Road & Highway J, Pewaukee, Wisconsin 53072-0190, the STATE OF WISCONSIN INVESTMENT BOARD (the "Board"), whose address is 121 East Wilson Street, Post Office Box 7842, Madison, Wisconsin 53707.

                              PRELIMINARY STATEMENT

        A. The Company and the Board executed a Master Purchase Agreement dated as of March 3, 1995 (the "Master Purchase Agreement"), as amended, pursuant to which the Board agreed to purchase from the Company a 90% participation in certain loans (the "Loans") originated by the Company and evidenced by promissory notes (the "Notes") and other loan documents (the "Loan Documents").

        B. Pursuant to the Master Purchase Agreement, the Company and the Board executed (each of the following, the "Note Purchases"):

             (i) a Loan Participation Certificate and Agreement dated as of March 3, 1995, providing for the purchase by the Board of a $5,131,113.85 participation interest in certain loans identified on Exhibit A attached thereto;

             (ii) a Loan Participation Certificate and Agreement dated as of May 22, 1995, providing for the purchase by the Board of a $5,212,817.87 participation interest in certain Loans, Notes and Loan Documents identified on Exhibit A attached thereto;

             (iii) a Loan Participation Certificate and Agreement dated as of September 26, 1995, providing for the purchase by the Board of a $5,062,308.36 participation interest in certain Loans, Notes and Loan Documents identified on Exhibit A attached thereto;

             (iv) a Loan Participation Certificate and Agreement dated as of January 30, 1996, providing for the purchase by the Board of a $10,929,272.69 participation interest in certain Loans, Notes and Loan Documents identified on Exhibit A attached thereto; and

             (v) a Loan Participation Certificate and Agreement dated as of August 29, 1996, providing for the purchase by the Board of a $9,809,709.33 participation interest in certain Loans, Notes and Loan Documents identified on Exhibit A attached thereto.

        C. Pursuant to a Bill of Sale dated as of January 1, 1997, the Company has repurchased from the Board the 90% participation interest acquired by the Board (the "Participation") pursuant to the Note Purchases for a price (the "Purchase Price") equal to: (a) the outstanding principal balance as of January 1, 1997 of the Participation; and (b) any interest accrued on the Participation at the rate set forth in the applicable Loan Participation Certificate and Agreement which remained unpaid as of January 1, 1997.

        D. The Board now wishes to agree with the Company that the Board may, from time-to-time, purchase from the Company a 90% participation interest in certain Loans, Notes, and Loan Documents, provided that the Company retain at all times an option to repurchase any such Loans, Notes, and Loan Documents from the Board, subject to the payment of a repurchase premium, all as set forth in the Loan Participation Certificate and Agreement attached hereto as Exhibit A.

        E. This Master Note Purchase Agreement replaces and wholly supersedes that certain Master Purchase Agreement between the Company and the Board dated as of March 3, 1995.


                                    ARTICLE 1

                                   DEFINITIONS

        1.01. "Affiliate" shall mean the Company and any Person (other than the Company) which directly or indirectly through one or more intermediaries control, or are controlled by, or are under common control with the Company.

        1.02. "Agreement" shall mean this Master Note Purchase Agreement, as it may be amended from time to time.

        1.03. "Banks" shall mean First Bank (N.A.), Security Bank SSB, Firstar Bank Milwaukee, National Association, LaSalle National Bank and such lenders who qualify as "Lenders" under the terms of the Intercreditor Agreement (hereinafter defined). Any such lender which ceases to be subject to the Intercreditor Agreement shall cease being considered one of the "Banks" under the terms of this Agreement.

        1.04. "Board" shall mean the State of Wisconsin Investment Board, an independent agency of the State of Wisconsin, located at 121 East Wilson Street, Post Office Box 7842, Madison, Wisconsin 53707.

        1.05. "Borrower" or "Borrowers" shall mean the Persons to whom the Company extends credit pursuant to the Commitment and Loan Agreements and the makers of the Notes.

        1.06. "Business Day" shall mean with respect to purchasing, payment, prepayment and for all other purposes under the Note Purchase Documents a day on which banks are not required or authorized to close in the State of Wisconsin.

        1.07. "Closing Date" shall mean any Business Day on or after January 1, 1997, with respect to a Note Purchase.

        1.08. "Commitment and Loan Agreement" shall mean the form of documents pursuant to which the Company makes a Loan to a Borrower.

        1.09. "Company" shall mean Bando McGlocklin Small Business Lending Corporation, a Wisconsin corporation, with its principal offices at W239 N 1700 Busse Road & Highway J, Pewaukee, Wisconsin 53072-0190.

        1.10. "Contractual Obligations" shall mean, collectively, as to the Company, any provision of any security issued by it or of any agreement, instrument or undertaking to which the Company is a party or by which it or any of its property is bound.

        1.11. "Counsel to the Board" shall mean Michael, Best & Friedrich, One South Pinckney Street, Post Office Box 1806, Madison, Wisconsin 53701-1806, as counsel to the Board.

        1.12. "Debt" shall mean, with respect to the Company, all of its respective debts, notes and liabilities of whatever nature or amount on a consolidated basis, including, but not limited to: (a) obligations for borrowed money; (b) obligations representing the deferred purchase price of property including accounts payable arising in connection with the purchase of inventory, supplies or services; (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by the Company; (d) the total amount of all obligations (whether contingent or matured) created by any Guaranty (hereinafter defined); and (e) lease obligations which are capitalized.

        1.13.  "Default" shall mean the occurrence of an event described in
   Article 7 herein.

        1.14. "Document Custodian" shall mean Firstar Trust Company, 615 East Michigan Street, Milwaukee, Wisconsin 53202, acting under the terms of that certain Document Custodian Agreement, dated as of January 1, 1997 by and among the Company, the Board and Firstar Trust Company.

        1.15. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        1.16. "Fiscal Year" shall mean a fiscal year of the Company ending on June 30 of each year.

        1.17. "Generally Accepted Accounting Principles" shall mean the generally accepted accounting principles in effect from time to time in the United States.

        1.18. "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, whether foreign or domestic, including, without limitation, any municipality, township and county, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Internal Revenue Service and the Securities and Exchange Commission, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

        1.19. "Guaranty" shall mean any agreement by which the Company assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss and includes, without limitation, the contingent liability of the Company in respect of any letter of credit or similar document or instrument.

        1.20. "Intercreditor Agreement" shall mean the Intercreditor Agreement, dated as of the 12th day of October, 1988, as amended, by and among the Banks with respect to the Revolving Credit Loans (hereinafter defined) made by each of such Banks to the Company, as amended.

        1.21. "Lien" shall mean any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement or lessor's interest under a financing lease or analogous instrument, in, of or on the property or assets of the Company.

        1.22. "Loan" or "Loans" shall mean the extension of credit by the Company to Borrower(s).

        1.23. "Loan Documents" shall mean, collectively, the Commit-ment and Loan Agreement, the Note, any other document securing or guarantying the Loan, and all UCC financing statements related thereto.

        1.24. "Loan Participation Certificate and Agreement" shall mean the Loan Participation Certificate and Agreement executed between the Company and the Board with respect to each Note Purchase in substantially the form set forth in Exhibit A.

        1.25. "Note" or "Notes" shall mean the promissory note(s) of the Borrower(s) payable to the order of the Company evidencing the Borrower's obligation to repay the Loan(s).

        1.26. "Note Purchase" shall mean the purchase of a participa-tion interest in a Note pursuant to this Agreement and the Loan Participation Certificate and Agreement.

        1.27. "Note Purchase Documents" shall mean this Agreement and any Loan Participation Certificate and Agreement.

        1.28. "Officer's Certificate" shall mean a certificate signed under oath in the name of the Company or the Parent, as the case may be, by its Chairman of the Board and Chief Executive Officer.

        1.29. "Parent" shall mean Bando McGlocklin Capital Corporation, a Wisconsin corporation, with its principal offices at 13555 Bishops Court, Suite 205, Brookfield, Wisconsin 53005.

        1.30. "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, the United States federal government or the government of any other nation, any political subdivision or agency thereof, the State of Wisconsin, any other state or any political subdivision thereof, or any agency of any such state or subdivision.

        1.31. "Plan" shall mean a defined benefit pension plan under ERISA under which plan the Company could be held liable for the Unfunded Liabilities by the Pension Benefit Guaranty Corporation upon termination of such plan.

        1.32. "Potential Default" shall mean an event which, but for the lapse of time or the giving of notice or both, would constitute a Default.

        1.33. "Reportable Event" shall mean the occurrence of an event in regard to any Plan which must be reported to the Pension Benefit Guaranty Corporation under ERISA and the regulations promulgated pursuant thereto.

        1.34. "Requirements of Law" shall mean, collectively, as to the Company, its certificate of incorporation and bylaws or other organizational or governing documents of the Company, and any law, treaty, franchise, rule or regulation, or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Company or any of its property or to which the Company or any of its properties are subject.

        1.35. "Revolving Credit Loans" shall mean the revolving credit loans made or to be made to the Company as borrower, and each of the Banks, and such loans that may hereafter be made by lenders who qualify as "Lenders" under the terms of the Intercreditor Agreement.

        1.36. "Subsidiary" shall mean a corporation organized under the laws of the United States of America or the District of Columbia of which more than 50% of the outstanding capital stock ordinarily entitled to vote for the election of directors of such corporation is owned by the Company, directly or indirectly, or any Subsidiary (as hereby defined), and shall include any such corporation which shall, after the date of this Agreement, become a Subsidiary.

        1.37. "Unfunded Liabilities" shall mean, with regard to any Plan, the excess of the current value of such Plan's benefits guaranteed under ERISA over the current value of such Plan's assets allocable to such benefits.


                                    ARTICLE 2

                       AMOUNTS AND TERMS OF NOTE PURCHASES

        2.01. Note Purchases. The Board agrees to purchase and the Company agrees to sell, transfer and assign, with recourse, an undivided ninety percent (90%) interest in each Note pursuant to the Loan Participation Certificate and Agreement. The Note Purchases shall be made, subject to the satisfaction of conditions precedent set forth in Article 3 of this Agreement, in an aggregate amount not to exceed Forty Million Dollars ($40,000,000) less the amount of any debt owed by the Company to the Board pursuant to the $10,000,000 promissory note dated July 9, 1990 and the $10,000,000 promissory note dated November 7, 1991, the maker of each of which was the Parent and which have been assumed by the Company.

        2.02. Interest Rate and Method of Computation. The amounts invested under the Loan Participation Certificate and Agreements and remaining unpaid from time to time shall bear interest at all times at the rate set forth in the Loan Participation Certificate and Agreement, provided that any amount of principal, interest or other charges that is not paid when due (whether at the stated due date or maturity, by acceleration or otherwise) shall bear interest at the rate set forth in the applicable Loan Participation Certificate and Agreement, or the maximum rate permitted by law, whichever is lower.


                                    ARTICLE 3

                     CONDITIONS PRECEDENT TO NOTE PURCHASES

        The Board shall not be obligated to purchase any Notes unless the following actions shall have occurred, all the documents described herein shall have been delivered to the Board, and all legal matters incident to any such Note Purchase shall be satisfactory to the Board and Counsel to the Board:

        3.01. Conditions to Initial Note Purchase. Prior to the Board making the initial Note Purchase, the Board shall have received from the Company and the Parent, in a form and substance satisfactory to the Board and Counsel to the Board, the following:

        (a) The Loan Participation Certificate and Agreement, with respect to the initial Note Purchase, duly executed and delivered by the Company and the Parent;

        (b) All of the Notes and Loan Documents that are subject to the Note Purchase, together with an estoppel letter in substantially the form of Exhibit B attached hereto executed by the Borrower under each such Loan, and such other matters as the Board may reasonably require;

        (c) A release in substantially the form of Exhibit C attached hereto executed by the Banks and by any lender who has become a "Lender" under the terms of the Intercreditor Agreement;

        (d) An Officer's Certificate from the Company containing and certifying as true and correct:

             (i) Certified copies of the resolutions of the Board of Directors of the Company approving and authorizing the execution and delivery of the Note Purchase Documents;

             (ii) The names and signatures of the officers of the Company authorized to sign the Note Purchase Documents;

             (iii)  Copies of the Company's Articles of Incorporation and
        Bylaws;

             (iv) A statement that all representations and warranties contained in Article 4 herein are true and correct and that such representations and warranties will remain true and correct on the Closing Date;

             (v) A statement that all Loans conform to the Company's loan policies and were underwritten in accordance with the Company's underwriting standards, both of which are set forth in Exhibit D hereto; and

             (vi) A statement that all Loans meet the criteria set forth in Section Section 4.08 and 4.09;

        (e) an Officer's Certificate from the Parent containing and certifying as true and correct:

             (i) Certified copies of the resolutions of the Board of Directors of the Company approving and authorizing the execution and delivery of the Note Purchase Documents;

             (ii) The names and signatures of the officers of the Company authorized to sign the Note Purchase Documents;

             (iii) Copies of the Company's Articles of Incorporation and Bylaws; and

             (iv) A statement that all representations and warranties contained in Article 4 herein are true and correct and that such representations and warranties will remain true and correct on the Closing Date;

        (f)  An opinion of Counsel to the Company; and

        (g) Certificates of each of the Company's and the Parent's (a) good standing from the state of incorporation, and (b) good standing as a foreign corporation in each state in which it is required to be licensed and failure to be so qualified would have a material adverse effect on the Company or the Parent, as the case may be, all certified no earlier than 30 days prior to the Closing Date.

        3.02. Conditions to Subsequent Note Purchases. Prior to the Board making subsequent Note Purchases, the Board shall have received from the Company and the Parent, in a form and substance satisfactory to the Board and Counsel to the Board, the following:

        (a) The Loan Participation Certificate and Agreement with respect to such Note Purchase duly executed and delivered by the Company and the Parent;

        (b) All of the Notes and Loan Documents that are the subject of the Note Purchase, together with an estoppel letter in substantially the form of Exhibit B attached hereto executed by the Borrower under each such Loan, and such other matters as the Board may reasonably require;

        (c) A release in substantially the form of Exhibit C attached hereto executed by the Bank and by any lender who has become a "Lender" under the terms of the Intercreditor Agreement;

        (d) An Officer's certificate from both the Company and the Parent containing and certifying as true and correct:

             (i) A statement that all representations and warranties in this Agreement are true and correct and that such representations and warranties will remain true and correct on the Closing Date;

             (ii) A statement that none of the Notes previously purchased by the Board and in which the Board has a current participation interest are in default more than ninety (90) days;

             (iii) A statement that there has been no Default or Potential Default under this Agreement;

             (iv) A statement that all Loans conform to the Company's loan policies and were underwritten in accordance with the standards set forth in Exhibit D hereto; and

             (v) A statement that all Loans meet the criteria set forth in Section Section 4.08 and 4.09.

        3.03. No Material Adverse Change. There shall not be in existence any event, including any judicial or administrative proceeding, which, in the opinion of the Board, would have a material adverse effect upon the financial condition of the Company.

        3.04. No Default. As of the date of any Note Purchase under this Agreement, there shall be no Default or Potential Default under this Agreement.

        3.05.  No Liens.  The Notes will be free of any Lien.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

        The Company and the Parent represent and warrant to the Board as follows:

        4.01. Corporate Existence and Standing. The Company and the Parent each: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the corporate power and authority and the legal right to own and operate its business and property, to lease the property it occupies and to conduct the business in which it is currently engaged; and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

        4.02. Authorization and Validity. The execution, delivery and performance by the Company and the Parent of the Note Purchase Documents are within the Company's and the Parent's corporate powers, have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the stockholders of the Company or the Parent; (2) contravene or conflict with the Company's or the Parent's Articles of Incorporation or Bylaws; (3) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, award, or any license or certificate of authority of or issued by a Governmental Authority, presently in effect having applicability to the Company or the Parent; (4) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease, instrument, license or certificate of authority to which the Company or the Parent is a party or by which it or its properties may be bound or affected; or (5) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or the Parent, including, without limitation, the Notes and other Loan Documents; and neither the Company nor the Parent is in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, license or certificate of authority or any such indenture, agreement, lease or instrument.

        4.03. No Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Company of this Agreement or the Loan, excepting any of the foregoing required to be made by the Board.

        4.04. Enforceable Obligations. The Note Purchase Documents, when delivered hereunder, will be legal, valid and binding obligations of the Company and the Parent enforceable against the Company and the Parent in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally.

        4.05. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company or the Parent, threatened by or against the Company or the Parent or against any of its respective properties or revenues (a) with respect to this Agreement and the Note Purchases contemplated hereby or (b) which would have a material adverse effect on the ability of the Company or the Parent to (i) continue its business in a manner consistent with its present business operation or (ii) perform its obligations under the Loan Documents.

        4.06.  Compliance with Laws and Contractual Obligations.

        (a) The Company is in compliance with all Contractual Obligations and Requirements of Law, each Contractual Obligation is in full force and effect and no default by the Company exists thereunder, except to the extent such a default or failure by the Company to comply would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Company, and would not have a material adverse effect on the ability of the Company to perform its obligations under the Note Purchase Documents.

        (b) The execution and delivery of the Note Purchase Documents and the performance of the obligations herein undertaken by the Company will not violate, conflict with or constitute a default under any Requirement of Law (including, without limitation, Regulations G, X or U of the Board of Governors of the Federal Reserve System, the Securities Act of 1933 and the Securities Exchange Act of 1934) or any Contractual Obligation.

        4.07. Loan Policies and Underwriting Standards. A copy of the loan policies and underwriting standards used by the Company in making Loans is attached hereto as Exhibit D. Each of the Notes and Loan Documents that are the subject of Note Purchases hereunder, when made complied with, and as of this date comply with such loan policies and underwriting standards. The credit quality of the Notes purchased hereunder is comparable to Notes that are held by the Company for its own portfolio.

        4.08. Form of Documents. The form of the Notes and other Loan Documents that have heretofore been approved by the Board are attached hereto as Exhibit E. All of the Loans made to Borrowers which have been sold or are to be sold to the Board shall utilize the form of the Note and other Loan Documents in substantially the form attached hereto as Exhibit E or such forms that may be approved by the Board.

        4.09. Characteristics of Loans. All of the Notes and other Loan Documents purchased by the Board pursuant to the Note Purchase Documents:

        (a) Are the legal, valid binding obligation of the Borrowers enforceable according to their terms;

        (b) Are secured by a perfected first or second mortgage against real estate owned by the Borrower;

        (c) Are secured by a perfected first security interest in the personal property acquired with the proceeds of the Loan;

        (d) No Loan or Loans to a single Borrower (including Affiliates of a Borrower) are for an amount in excess of $4,000,000; and

        (e) No Loan or Loans when combined consist of more than $8,000,000 in any one industry as classified by the Company consistent with its existing industry classification practices which are set forth on Exhibit F;

        (f)  Each Loan must mature on or before the 31st of December, 2009.

        4.10. No Default on Notes. At the time of the Note Purchase, there is no default by the Borrower under the Notes or Loan Documents and the Borrower has not made any claim against the Company thereunder.

        4.11. Notes Assigned Free of Liens. All Notes purchased by the Board pursuant to the Note Purchase Documents will be free of any Liens, except the participation interest of the Company pursuant to the Loan Participation Certificate and Agreement therein.

        4.12. Accuracy of Information. No information, exhibit or report furnished by the Company to the Board in connection with the negotiation of the Loans and while the Notes, or either of them, remain unpaid contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

        4.13. Financial Condition. The financial statements of the Company dated as of the end of the Fiscal Year prior to the Closing Date, heretofore delivered to the Board, were prepared in accordance with Generally Accepted Accounting Principles, are complete and correct and fairly present the financial condition of the Company at such dates and the results of its operations for the periods then ended. No material adverse change in the condition of the Company as shown on said financial statements has occurred since the date thereof.

        4.14. Taxes. The Company has filed or caused to be filed all tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges. No material claims are threatened, pending or being asserted with respect to, or in connection with, the Company's tax returns through the Fiscal Year ending prior to the Closing Date.

        4.15. Ownership of Property and Liens. The Company has good and marketable title to all of its owned assets, and none of such assets are subject to any lien, except those Liens set forth in Section 6.04 herein.

        4.16. Pension Reform Act of 1974. The Company has not incurred any material accumulated Unfunded Deficiency within the meaning of ERISA nor has it incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established under ERISA (or any successor thereto under ERISA) in connection with any Plan established or maintained by the Company, and the Company is in full compliance in all material respects with all provisions of ERISA.

        4.17. Subsidiaries. The Parent has no Subsidiaries other than: the Company, Bando McGlocklin Investment Corporation and Investors Bank. The Company has no Subsidiaries.

        4.18. REIT Status. The Company has elected, and is duly qualified, to operate as a "Real Estate Investment Trust" ("REIT") pursuant to
   Section 856 of the Internal Revenue Code and regulations applicable thereto. The Company has no knowledge of any facts or circumstances that would disqualify the Company as a REIT and has no knowledge of any pending or threatened action by the Internal Revenue Service to revoke or terminate the Company's election to operate, or status, as a REIT.


                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS

        During the term of this Agreement and as long as the Company has any obligation to the Board under the Loan Participation Certificates and Agreements which remain unpaid, unless the Board shall otherwise consent in writing, the Company will:

        5.01.  Reports.

        (a) Financial Statements. Maintain a standard and modern system of accounting in accordance with sound accounting practice, and furnish to the Board such information respecting the business, assets and financial condition of the Company and the Parent as the Board may reasonably request and, without request furnish to the Board:

             (i) as soon as available, and in any event within 45 days after the end of each quarter of the Company's fiscal year, financial statements including the balance sheet for the Company and the consolidated balance sheet of the Parent and its Subsidiaries as of the end of each such quarter and statements of income of the Company and the consolidated statements of income of the Parent and its Subsidiaries for each such quarter and for that part of the fiscal year ending with such quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified as true, correct and complete, subject to review and normal year-end adjustments, by the Chief Executive Officer of the Company;

             (ii) as soon as available, and in any event within 90 days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Parent and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, retained earnings and cash flows for such year and for the previous fiscal year and consolidating balance sheets, statements of income and cash flows for such year, as audited by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Board, which report shall be accompanied by the unqualified opinion of such accountants to the effect that the statements present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP;

             (iii) with the financial statements described in Section 5.01(a)(ii), the certificate of the Chairman and Chief Executive
        Officer of the Company to the effect that (i) a review of the activities of the Company during such period has been made under his supervision to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement, including specifically certifying the Company is in compliance with the Company's loan policies and underwriting standards set forth on Exhibit A and the loan characteristics set forth in Section 4.09 hereof (and in connection therewith such certification shall provide loan balances for each Borrower and its Affiliates and the totals of all Loans reported by Company's industry classifications; (ii) no Default has occurred; and (iii) if a Default has occurred, the certificate shall specify the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same;

             (iv) with the financial statements described in Section 5.01(a)(ii), at the Company's option, either: (a) an audit by the
        Company's independent certified public accountants of the reconciliation report prepared by the Company for the fiscal year, as required under Section 5.01(c), that such reconciliation accurately presents in all material respects the information therein contained and the year-end balances of the Notes as of the end of the fiscal year then ending, individually and in the aggregate and confirms that they have no knowledge of any Note being in payment default as of the end of the fiscal year then ended; or, (b) an estoppel letter in substantially the form of Exhibit B attached hereto executed by the Borrower under each Note, dated as of the end of the fiscal year then ending, together with a statement of the Company's independent certified public accountants that they have no knowledge of any Note being in payment default as of the end of the fiscal year then ended.

   All financial statements referred to herein shall be complete and correct in all material respects and shall be prepared in reasonable detail in accordance with GAAP, applied consistently throughout all accounting periods.

        (b) Furnish to the Board copies of (i) all financial statements, reports and returns as the Parent, the Company or any Affiliate shall send to its stockholders, and (ii) all regular, periodic, or special reports (including, but not limited to, annual reports on form 10-K, and quarterly reports on form 10-Q) which the Parent, the Company or any Affiliate is or may be required to file with the Securities and Exchange Commission ("SEC") or any governmental department, bureau, commission or agency succeeding to the functions of the SEC; all of which documents shall be delivered to the Board forthwith as and when sent, filed, or received by the Parent, the Company or any Affiliate.

        (c) Furnish to the Board a report certified by the Chairman and Chief Executive Officer prepared on a monthly basis reporting: (i) the principal balances of all Notes as of the end of the preceding month, individually and in the aggregate, purchased hereunder; (ii) all interest, payments of principal and prepayments received, identifying the Note to which such payment relates; (iii) the principal balances of all such Notes as of the end of the month, individually and in the aggregate with appropriate explanations of the character of each payment for all such Notes individually and in aggregate; (iv) the payments to the Board during the month (with appropriate explanation and detail as to amount and character of such payments) for each Note individually and in the aggregate; and (v) defaults under any Note or Loan Documents which remain uncured, identifying the Loan pursuant to which such default occurred and summarizing briefly the nature of such default. After the end of each fiscal year and with the financial statements to be provided under Section 5.01(a)(ii), the Company will furnish a report prepared on an annual basis containing all of the same information.

        (d) Furnish to the Document Custodian annual financial statements of each of the Borrowers in the form required to be provided to the Company pursuant to the Loan Documents.

        5.02. Notice of Default. As soon as the Company knows of the occurrence of any Default or Potential Default and of any other development, financial or otherwise, which may have a material adverse effect on the business, property or affairs of the Company or the ability of the Company to perform its obligations under the Note Purchase Documents, give prompt notice thereof in writing to the Board.

        5.03.  Conduct of Business and Maintenance of Existence.  Continue to
   (a) engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence, and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the ordinary course of its business; (b) comply with all Contractual Obligations and Requirements of Law with respect to which a default or noncompliance would have a material adverse effect on the Company; (c) adhere to its loan policies and underwriting criteria set forth on Exhibit D in the making of Loans; and (d) maintain all Notes in compliance with the loan characteristics set forth in Section 4.09.

        5.04. Notice of Litigation and Defaults. Promptly provide notice to the Board of (a) the commencement or knowledge of the pending or threatened commencement of all actions, suits and proceedings before any court or Governmental Authority, affecting the Company taken as a whole which, if determined adversely to the Company, could have a material adverse effect on the financial condition, properties or operations of the Company; and (b) any default continuing for more than ninety (90) days by any Borrower under any Note that was purchased by the Board pursuant to the Note Purchase Documents, whether or not the Company has declared a default or accelerated such loan.

        5.05. Information to Other Creditors. Promptly provide to the Board, after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit or similar agreement and not otherwise required to be furnished to the Board pursuant to any other clause of this Article V.

        5.06. Taxes. Pay, when due, all taxes, assessments and governmental charges, fees and levies upon it and its income, profits, revenues or property, unless any of the foregoing is being contested in good faith and the Company has established adequate reserves for the payment of the amounts being contested.

        5.07. Maintenance of Property and Insurance. Keep all of its property useful and necessary in its business in good working order and condition and maintain, during the term of this Agreement and the Notes, insurance of the types and amounts of coverages that would be reasonable for companies in the same industry as the Company, with financially sound and reputable insurance companies. The Company will furnish to the Board, upon the Board's written request, full information as to the insurance carried and, upon request of the Board, will provide an affirmative endorsement that such insurance companies provide 30 days' prior written notice to the Board of cancellation or nonrenewal of any insurance policy.

        5.08. Books and Records and Inspection. Keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with Generally Accepted Accounting Principles and all Requirements of Law, and permit representatives of the Board to (a) visit and inspect any of its properties at any time during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other conditions of the Company with officers and employees of the Company and with the Company's independent certified public accountants, and (b) inspect any of the corporate books and financial and other records of the Company and to make copies thereof.

        5.09. Notice of ERISA Reportable Event. Promptly provide to the Board, after the filing or receipt thereof, copies of all reports, including annual reports and notices which the Company files with or receives from the PBGC or the United States Department of Labor under ERISA; and as soon as possible and in any event within thirty (30) days after the Company knows or has reason to know that any Reportable Event has occurred with respect to any Plan or that the PBGC or the Company has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Company setting forth details as to such Reportable Event or Plan termination and the action the Company proposes to take with respect thereto.

        5.10. Net Worth. Maintain a net worth at all times at least equal to the sum of Nineteen Million Five Hundred Thousand Dollars ($19,500,000) plus eighty-five percent (85%) of any increase in the Company's net worth after March 3, 1995 which may result from, inter alia, the receipt of any proceeds (cash or other property) from the issuance by the Company of any shares of its capital stock, the receipt of any capital contributions (cash or other property) from existing or future shareholders of the Company, whether in the form of paid-in capital or otherwise, or the retention of earnings by the Company. Notwithstanding the foregoing, the Company may exercise its rights under Section 7.02 to cure its failure to maintain net worth as required in this Section 5.10, by obtaining one or more contributions to capital up to an aggregate amount of $2,000,000, less the aggregate amount of contributions to capital obtained by the Company during the period of March 3, 1995 to the Closing Date in order to cure its failure to maintain net worth as required by Section 5.10 of that certain Master Purchase Agreement by and between the Company and the Board dated as of March 3, 1995, as amended, without having the minimum net worth requirement increased by 85% of the amount contributed to effect the cure. For purposes of this Section 5.10, the Company's net worth shall be equal to the aggregate amount of assets less the aggregate amount of liabilities and preferred stock (if any), all according to GAAP definitions. (As presented on the Company's balance sheet, net worth includes common stock, paid-in surplus, treasury stock, undistributed realized earnings, unrealized gain or loss on loans and investments, and realized gain or loss on loans and investments. Any realized or unrealized gain or loss on interest rate swaps are, and shall continue to be, accounted for, as the case may be, as realized or unrealized gain or loss on loans and investments.)

                                    ARTICLE 6

                               NEGATIVE COVENANTS

        During the term of this Agreement and as long as the Company or the Parent has any obligation to the Board under the Loan Participation Certificates and Agreements which remain unpaid, unless the Board shall otherwise consent in writing:

        6.01. Purchase of Stock. The Company shall not acquire, directly or indirectly, for value, any of its capital stock now or hereafter outstanding.

        6.02. Sale of Assets, Merger and Consolidation. The Company shall not sell, transfer or assign all or substantially all of its assets; or merge or consolidate with or amalgamate with or into any other Person.

        6.03.  Transactions With Affiliates.  The Company shall not:

        (a) Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate (including the Parent) or any director or officer of the Company or any holder of 10% or more of the Company's outstanding stock, except in the ordinary course of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate or a director or officer of the Company, or a holder of 10% or more of the Company's outstanding stock. Notwithstanding the above, the office facilities and resources of the Company may be used to a limited extent in conducting the business of a real estate investment trust of which certain officers of the Company are officers.

        (b) Make: (i) any payment to any Affiliate based upon the stock of the Company; (ii) any purchases, redemptions or other acquisitions, direct or indirect, of stock of the Company; (iii) any other distribution in respect of stock of the Company, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise; or (iv) any transfers, whether in cash or property or otherwise, to the Parent or any Affiliate without the receipt by the Company of reasonably equivalent consideration therefor; provided, however, that, so long as no Default has occurred and is continuing or will occur as a result of any of the foregoing, the Company may: (a) subject to the provisions of the Loan Participation Certificate and Agreement, and to any other conditions or restrictions imposed by any other agreement between the Company and the Board, sell Loans, at not less than one hundred percent (100%) of face value and for cash consideration, to the Parent or an Affiliate, or a third-party; and (b) pay dividends to the Parent in an aggregate amount sufficient to allow the Company and/or the Parent to maintain its status, and to otherwise maintain its qualification to operate, as a "real estate investment trust" under Section 859 of the Internal Revenue Code.

        6.04.  Liens.  The Company shall not:

        (a) Assume or suffer to exist any Lien or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, including, but not limited to, all of the Company's assets and real property, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure any Debt of any Person except:

             (i)  Liens in favor of the Board;

             (ii) Liens created pursuant to the Revolving Credit Loans in favor of the Banks and such liens hereafter created in favor of lenders who qualify under the terms of the Intercreditor Agreement as "Lenders" or "Limited Lenders" in connection with indebtedness permitted under Section 6.05 herein;

             (iii) Any Liens created after the Closing Date by purchase money mortgages, capitalized leases, conditional sales contracts, security interests, deeds of trust, realty mortgages or similar instruments given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying out the business of the Company provided that (aa) the Lien or charge shall attach solely to the property purchased; and (bb) the aggregate principal amount with respect to any single purchase shall not be in excess of the fair market value of such property;

             (iv) Liens created pursuant to the Company's reverse repurchase agreements with the Banks in connection with Treasury Bond obligations;

             (v) Liens securing the payment of taxes, assessments or governmental charges or levies, provided the same are not at the time delinquent or are being contested in good faith and the Company has established adequate resources for the payment of the amounts being contested;

             (vi) Liens imposed by law, such as claims or demands of suppliers, mechanics, carriers, warehousers, landlords and other like Persons which secure payment of obligations, provided the same are not more than 120 days past due or are being contested in good faith and the Company has established adequate resources for the payment of the amounts being contested;

             (vii) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, social security and other like laws.

        (b) The Parent shall not transfer, assign, convey, pledge, grant a security interest in, or otherwise encumber its ownership interest in the Company or in any other Subsidiary of the Parent.

        6.05. Indebtedness. The Company shall not create, incur, assume or suffer to exist any Debt except:

             (a) The Revolving Credit Loans, made in accordance with and subject to the terms of the Intercreditor Agreement;

             (b) Loans from lenders who qualify under the terms of the Intercreditor Agreement as "Lenders" or "Limited Lenders" as provided for and subject to the maximum credit and other limitations contained in the Intercreditor Agreement and the loan agreements in existence on this date with respect to the Revolving Credit Loans, provided that any such loans requiring any consent under, or amendment to, the Intercreditor Agreement or the loan agreements shall also require the prior written consent of the Board;

             (c) Indebtedness under reverse repurchase agreements with the Banks and any lenders who qualify under the terms of the Intercreditor Agreement as "Lenders";

             (d) Unsecured liabilities not aged more than 120 days from the billing date which are incurred in the ordinary course of business and paid within the specified time, subject to the Company's good faith objection to any such liabilities provided the Company has created adequate resources for the payment of the amounts being contested;

             (e)  Commercial paper and interest rate swap obligations;

             (f) Indebtedness incurred in the ordinary course of business consisting of (i) amounts held in escrow for the payment of real estate taxes, (ii) amounts held as security deposits, and (iii) loan participations (including those with recourse against the Company and those sold on a "first-out" basis); and

             (g) All other indebtedness shown on the Company's financial statements as of the date hereof.

        6.06. Change in Loan Policies or Underwriting Standards. The Company shall not change or amend the Company's loan policies or underwriting standards which are attached hereto as Exhibit D.


                                    ARTICLE 7

                              DEFAULTS AND REMEDIES

        The occurrence of any one or more of the following events shall constitute a Default:

        7.01. Payment of Amounts Under the Loan Participation Certificate and Agreements and Other Obligations. The failure by the Company or the Parent to pay any principal or interest payment due under any Loan Participation Certificate and Agreement within five (5) Business Days of when such payment is due.

        7.02. Covenants. The breach by the Company or the Parent, as the case may be, of any of the terms or provisions of Articles 5 and 6 hereof, and the Company's failure to cure said breach within thirty (30) days after the occurrence thereof.

        7.03. Representations and Warranties. Any representation or warranty made or deemed made by the Company or the Parent, as the case may be, to the Board hereunder or in connection with any Note Purchase Documents or any certificate or information delivered in connection with the Note Purchase Agreement shall be materially false or misleading as of the date on which made.

        7.04. Other Debt. The Company shall: (a) fail to pay when due or within any applicable grace period any Debt owed by the Company to the Board pursuant to the $10,000,000 promissory note dated July 9, 1990 or the $10,000,000 promissory note dated November 7, 1991; or (b) fail to pay when due or within any applicable grace period any Debt in excess of $50,000 in the aggregate at any one time outstanding for the Company; or
   (c) default in the performance of any other term, provision or condition contained in any agreement, including, but not limited to, the Revolving Credit Loans, under which any such Debt described in clause (a) or (b) was created or is governed, the effect of which is to cause to come due prior to its stated maturity, or to permit the holder or holders of the same to call due prior to its stated maturity.

        7.05.  Bankruptcy or Insolvency.  The Company or the Parent shall:
   (a) have an order for relief entered with respect to it under the Federal Bankruptcy Code; (b) not pay, or admit in writing its inability to pay, its debts generally as they become due; (c) make an assignment for the benefit of creditors; (d) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property;
   (e) institute any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding-up, liquidation, reorganization, arrangement, adjustment or composition of it or its Debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and fail to have such proceeding dismissed within sixty
   (60) days of its filing or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it;
   (f) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.05; or (g) fail to contest in good faith any appointment or proceeding described in this Section 7.05.

        7.06. Administrator or Receiver. Without the application, approval or consent of the Company or the Parent, as the case may be, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any substantial part of its property, or a proceeding described in Section 7.05 hereof shall be instituted against the Company, or the Parent, as the case may be, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

        7.07. Condemnation or Seizure. Any court or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or a substantial portion of the property or assets of the Company or the Parent.

   7.08. REIT Status. The Company or the Parent shall terminate its election, or shall cease to be duly qualified, to operate as a "Real Estate Investment Trust" ("REIT") pursuant to Section 856 of the Internal Revenue Code, and regulations applicable thereto; or, the Internal Revenue Service shall have revoked or terminated the Company's or the Parent's election to operate, or status, as a REIT; or, the Internal Revenue Service shall have notified the Company or the Parent that the Internal Revenue Service will institute proceedings to revoke or terminate, the Company's or the Parent's election to operate, or status, as a REIT unless such proceedings to revoke or terminate the Company's or the Parent's REIT election or status are dismissed within ninety days of the date of said notification to the Company or the Parent, as the case may be.

        7.09. Default Under Loan Participation Certificate and Agreement. The breach by the Company of any term or covenant contained within the Loan Participation Certificate and Agreement.

        If a Default as specified in Section Section 7.01 through 7.09 inclusive occurs, the Board may, in addition to all other remedies available to it under law or equity, terminate the Loan servicing and administration duties of the Company under any one or all of the Loan Participation Certificate and Agreements and enforce the Notes and Loan Documents in the Board's own name exercising all of its rights hereunder and as contained in the Loan Participation Certificate and Agreements.
   The Company shall pay upon demand by the Board the amount, if any, that remains uncollected and due and owing to the Board on its Participation after the Board has liquidated the Notes. The Company shall assign to the Board, at the Board's request, any third party loan servicing or administration agreements which the Company has entered relating to any of the Notes.


                                    ARTICLE 8

                               GENERAL PROVISIONS

        8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Loan Participation Certificate and Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Board, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Unless specifically stated, no amendment or restatement of this Agreement shall constitute a rescission, substitution, or otherwise affect the validity and enforceability of the original Agreement.

        8.02. Notices. Any notice required or permitted to be delivered under this Agreement or under any of the Loan Documents by any party to the other shall be given as follows:

        To the Company:     Bando McGlocklin Small Business
                              Investment Corp.
                            Attn:  Chief Executive Officer
                            13555 Bishops Court, Suite 205
                            Brookfield, WI  53005

        To the Board:       Director of Private Placements
                            Investment ID # 940501W01
                            State of Wisconsin Investment Board
                            121 East Wilson Street
                            P.O. Box 7842
                            Madison, WI  53707

   Notices shall be deemed given (a) when deposited in the United States Mail, postage prepaid; (b) upon delivery to the telegraph company for transmission, charges prepaid; (c) in the case of telefax notice, when sent, answer back received; or (d) when physically delivered by hand to the addressee of such notice, request or demand by or on behalf of the person initiating such notice. The Company and the Board may each change the address for service of notice upon it by a notice in writing to the other.

        8.03. No Waivers; Remedies. No course of dealing between the Company and the Board and no delay or omission by the Board to exercise any right under the Note Purchase Documents shall impair such right or be construed to be a waiver of any Default or Potential Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies contained in the Note Purchase Documents or by law afforded shall be cumulative, and all shall be available to the Board until the Board's Participation in the Notes has been paid in full. The Board may exercise such remedies in any order of priority.

        8.04. Cost, Expenses and Taxes. The Company agrees to pay on demand all costs and expenses of the Board in connection with the preparation, execution, delivery, enforcement and administration of the Note Purchase Documents, and the other documents that may be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of Counsel to the Board with respect thereto and with respect to advising the Board as to its rights and responsibilities under the Note Purchase Documents, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Board in connection with the enforcement of the Note Purchase Documents. In addition, the Company shall pay any and all fees and other taxes payable or determined to be payable in connection with the execution and delivery of the Note Purchase Documents, and agrees to save the Board harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees and taxes.

        8.05. Benefit of Agreement. The Board will accept the Loan Participation Certificates and Agreements and will acquire the Notes for its own account without any present intention of making any sale or distribution of the Notes in any manner, provided that the disposition of the Notes shall be in the control of the Board. The terms and provisions of the Note Purchase Documents shall be binding upon and inure to the benefit of the Company and the Board and their respective successors and assigns, including, without limitation, all future holders of the Notes, except the Company shall not have the right to assign its rights or obligations under the Note Purchase Documents or any interest therein, without the prior written consent of the Board.

        8.06. Survival of Representations. All representations and warranties of the Company contained in the Note Purchase Documents shall survive delivery of the Loan Participation Certificates and Agreements and the transfer of the Notes.

        8.07. Choice of Law and Construction. The Note Purchase Documents shall be construed in accordance with the laws of the State of Wisconsin. Whenever possible, each provision of the Note Purchase Documents shall be interpreted in such manner as to be effective and valid under such applicable law, but if any provisions of any Note Purchase Document shall be held to be prohibited or invalid under such applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of any such Note Purchase Document.

        8.08. Section Headings and References. Section headings in the Note Purchase Documents and the tables of contents thereof are for convenience of reference only and shall not govern the interpretation of any of the terms or provisions of the Note Purchase Documents. All references to sections or articles in the Note Purchase Documents are to the section or article of the Note Purchase Document in which such section or article reference appears, unless a different Note Purchase Document is expressly specified.

        8.09. Exhibits. All exhibits and schedules referred to in the Note Purchase Documents are hereby incorporated into each other Note Purchase Document by this reference, and all terms as defined in the Note Purchase Documents shall have the same meanings in such exhibits and schedules, unless otherwise defined in such exhibits and schedules. All references to exhibits and schedules in the Note Purchase Documents are to those attached to the Note Purchase Document in which such reference appears, unless a different Note Purchase Document is expressly specified.

        8.10. Lawful Money. All references in the Note Purchase Documents to payment of amounts of money shall be to lawful money of the United States of America.

        8.11. Entire Agreement. The Note Purchase Documents embody the entire agreements and understandings between the Company and the Board and supersede all prior agreements and understandings between the Company and the Board relating to the subject matter thereof.

        8.12. Term of Agreement. The Note Purchase Documents shall terminate only when the obligations of the Company under the Loan Participation Certificate and Agreement, all interest thereon and all other fees or charges due under the Loan Participation Certificate and Agreements and this Agreement have been paid in full.

        8.13. Counterparts. This Agreement may be executed by the parties hereto individually or in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

        8.14. Further Assurance. The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Board may at any time request in connection with the administration or enforcement of the Notes and Loan Documents in order to better assure and confirm unto the Board its rights, powers and remedies hereunder, including without limitation assigning mortgages (in recordable form), security agreements, UCC financing statements, guaranties and other documents providing collateral security for the Notes purchased under the Note Purchase Documents, and assigning the Company's rights under any third party loan servicing and administration agreements.

        8.15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        8.16. Fiduciary. The Company acknowledges that it is acting as, and will fulfill its duties and obligations hereunder as a fiduciary to the Board.

        IN WITNESS WHEREOF, the Company and the Board have executed this Agreement as of the date first above written.

                                 BANDO McGLOCKLIN SMALL BUSINESS
                                 LENDING CORPORATION
                                 (the "Company")


                                 By:
                                      George R. Schonath
                                      Chairman of the Board and
                                      Chief Executive Officer

                                 BANDO McGLOCKLIN CAPITAL CORPORATION
                                 (the "Parent")


                                 By:
                                      George R. Schonath
                                      Chairman of the Board and
                                      Chief Executive Officer

                                 STATE OF WISCONSIN INVESTMENT BOARD
                                 (the "Board")


                                 By:
                                      Robert L. Zobel
                                      Investment Director